EX-35.6
Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

(logo) WACHOVIA SECURITIES



1123 SERVICER'S CERTIFICATE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of October 1, 2006, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wachovia Bank, National Association, as Master Servicer, Capmark Finance, INC, as Master Servicer, J.E. Robert Company, INC, as Special Servicer, LaSalle Bank, N.A., as Trustee and Paying Agent, with respect to Commercial Mortgage Pass-Through Certificates, CD 2006-CD3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, Timothy Ryan, and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the Certifying Servicer during the period from January 1, 2007 to December 31, 2007, and of its performance under the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2007 through December 31, 2007; and

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.



/s/ Timothy S. Ryan
Timothy S. Ryan, Managing Director
Wachovia Bank National Association

/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association